Q77(h) (Change in Control)

Virtus CA Tax-Exempt Bond Fund (Series 13):
National Financial Services, LLC ("NFS"), on behalf of its customers, acquired control on October 17, 2014, due to its clients' investments being exchanged into an omnibus account held in the name of NFS. As of the end of the period, NFS owned 27.75% of the shares (as measured in assets).
Virtus Disciplined Equity Style Fund (Series 38):
Pershing, LLC ("Pershing"), on behalf of its customers, acquired control on or about March [_], 2015, due to a series of purchases. As of the end of the period, Pershing owned 30.81% of the shares (as measured in assets).
Virtus Disciplined Select Bond Fund (Series 39):
National Financial Services, LLC ("NFS"), on behalf of its customers, acquired control on October 17, 2014, due to its clients' investments being exchanged into an omnibus account held in the name of NFS. As of the end of the period, NFS owned 25.93% of the shares (as measured in assets).

Virtus Essential Resources Fund (Series 44):
Virtus Partners, Inc. ("Virtus"), on behalf of its customers, acquired control on March 24, 2015, at the fund's inception. As of the end of the period, Virtus owned 100.00% of the shares (as measured in assets).
Virtus Global Equity Trend Fund (fka Virtus Global Premium
AlphaSector(r) Fund) (Series 31):
American Enterprise Investment Servicing Company ("AEIS"), on behalf of its customers, acquired control on or about
December 31, 2014, due to a series of purchases. As of the end of the period, AEIS owned 26.59% of the shares (as measured in assets).

Virtus Global Real Estate Securities Fund (Series 25):
American Enterprise Investment Servicing Company ("AEIS"), on behalf of its customers, acquired control on or about
January 5, 2015, due to a large purchase in addition to a number of smaller purchases. As of the end of the period, AEIS owned 25.10% of the shares (as measured in assets).
Virtus Greater European Opportunities Fund (Series 27)
American Enterprise Investment Servicing Company ("AEIS"), on behalf of its customers, ceased having control on January 8, 2015, due to purchases by another shareholder.
As of the end of the period, AEIS owned 22.52% of the shares (as measured in assets).

Virtus International Small-Cap Fund (Series 35):
National Financial Services, LLC ("NFS"), on behalf of its customers, acquired control on October 17, 2014, due to its clients' investments being exchanged into an omnibus account held in the name of NFS. As of the end of the period, NFS owned 75.07% of the shares (as measured in assets).

Virtus International Wealth Masters Fund (Series 43):
Virtus Partners, Inc. ("Virtus"), on behalf of its customers, acquired control on November 17, 2014, at the fund's inception. As of the end of the period, the Virtus owned 99.29% of the shares (as measured in assets).
Virtus Low Volatility Equity Fund (Series 41):
Pershing, LLC ("Pershing"), on behalf of its customers, acquired control on or about December 26, 2014, due to two large purchases. As of the end of the period, Pershing owned 41.04% of the shares (as measured in assets).